EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-253828, 333-236948, 333-230061, 333-230059, 333-223492, 333-216171, 333-209761, 333-194231, 333-114364, 333-133268, 333-179417, 333-123751, 333-123750, 333-114365, 333-66348, 333-32398, 333-95889, 333-83905, 333-65179, 333-02121 and 333-102848 on Form S-8 of our reports dated November 10, 2021, relating to the financial statements of Fair Isaac Corporation and the effectiveness of Fair Isaac Corporation’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended September 30, 2021.

/s/ Deloitte & Touche LLP
San Diego, CA
November 10, 2021